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                                                                    EXHIBIT 99.1


SYNTROLEUM(R)                        PRESS
                                    RELEASE

                            SYNTROLEUM HOLDS ANNUAL
                             STOCKHOLDERS' MEETING

For Immediate Release

Thursday, June 17, 1999

Contact:  John Ford
          Syntroleum Corporation
          (918) 592-7900
          www.syntroleum.com

Tulsa, OK--Syntroleum Corporation (NASDAQ: SYNM) announced that stockholders reelected directors Alvin R. Albe, Jr. and J. Edward Sheridan to the Board of Directors to hold office for terms to expire in the year 2002 at it's Annual Stockholders' Meeting today. Mr. Albe has served as a board member since December 1988 and Mr. Sheridan has served since November 1995. Continuing board members are Messrs. Kenneth L. Agee, Mark A. Agee, Frank M. Bumstead, P. Anthony Jacobs, Robert Rosene, Jr. and James R. Seward. The meeting was held at the company's corporate headquarters in Tulsa, Oklahoma.

Stockholders also approved the proposal to reincorporate Syntroleum as a Delaware corporation and ratified the appointment of Arthur Anderson LLP as independent public accountants for Syntroleum for the year ending December 31, 1999.

Kenneth L. Agee, Chairman and CEO reported that 1998 had been a pivotal year for Syntroleum as a result of becoming a public company, weathering the decline in oil prices, and establishing a number of key technology development programs.
He indicated that the company has made substantial progress during the past year, citing the company's success in attracting outstanding engineering and scientific professionals as the major driver. He went on to say that 1999 could see accelerated development of gas-to-liquids projects as a result of the recent increase in oil prices and intensified interest in bringing clean fuels to market.
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Syntroleum Holds Annual Stockholders' Meeting
June 17, 1999
Page 2

Syntroleum licenses its proprietary process for converting natural gas into synthetic crude oil and transportation fuels. The process is designed to be applied in plant sizes ranging from 2,000 barrels per day to more than 100,000 barrels per day. Current licensees include YPF, Texaco, ARCO, Kerr-McGee, Marathon and Enron.

                                     # # #

This document includes forward-looking statements as well as historical information. Forward-looking statements include, but are not limited to, statements relating to the development of gas-to-liquids projects and interest in clean fuels. When used in this document, the words "anticipate," "believe," "estimate," "expect," "intent," "may," "project," "plan" "should," and similar expressions are intended to be among the statements that identify forward-looking statements. Although Syntroleum believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that commercial-scale GTL plants will not achieve the same results as those demonstrated on a laboratory or pilot basis or that such plants will experience technological and mechanical problems, the potential that improvements to the Syntroleum Process currently under development may not be successful, the impact on plant economics of operating conditions (including energy prices), competition, intellectual property risks, Syntroleum's ability to obtain financing and other risks described in the company's filings with the Securities and Exchange Commission.


(R) "Syntroleum" is registered as a trademark and service mark in the U.S. Patent and Trademark Office.